EXHIBIT 99.1

Contact:                                                  Release:
KAREN M. L. WHELAN                                        February 4, 1999
(804)359-9311                                             2:00 P.M. Eastern Time






                UNIVERSAL CORPORATION ANNOUNCES ADDITIONAL STOCK
                       REPURCHASE AND QUARTERLY DIVIDEND

         RICHMOND,VA  February 4, 1999/PRNEWSWIRE/----

         Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation announced that the company's Board of Directors has approved the additional repurchase of up to $100 million of Universal common stock. The authorization is in addition to the current $100 million program, under which, since May 1998, approximately 2.3 million shares have been purchased for about $81.1 million. Mr. Harrell explained that improving shareholder value is a continuing objective of the company and that this step is one of a number of actions that the company has taken in response to strong earnings and free cash flow. Other actions have included managing debt structure, increasing dividends, and significantly expanding the company's businesses. The authorized purchases may be made from time to time on the open market or in privately negotiated transactions at prices not exceeding prevailing market rates. Universal currently has approximately 33.25 million common shares outstanding.

         In other business, the Board declared a quarterly dividend of thirty cents ($.30) per share on the common shares of the Company, payable May 10, 1999, to common shareholders of record at the close of business on April 12, 1999.

         Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 1998, were approximately $4.3 billion. For more information, visit Universal's web site at www.universalcorp.com.